Exhibit 99.1

GAP INC. REPORTS SECOND QUARTER EARNINGS

Earnings Per Share of $0.25 Before $0.04 Loss on Early Retirement of Debt;

Reported EPS, Including Loss for Debt Repurchase, is $0.21

Sales up 1 Percent Over Prior Year

SAN FRANCISCO — August 19, 2004 — Gap Inc. (NYSE: GPS) today announced that second quarter net earnings before loss on early retirement of debt were $234 million, a 12 percent increase over prior year, or $0.25 per share. Reported net earnings, including the loss on early retirement of debt, for the second quarter, which ended July 31, 2004, were $194 million, or $0.21 per share on a diluted basis, compared with $209 million, or $0.22 per share, for the same period last year.

As previously announced with the company’s July sales release on August 5, 2004, reported earnings per share reflects $0.04, or $65 million, of pre-tax expenses related to premiums paid on early retirement of $303 million of debt.

Second quarter net sales increased 1 percent to $3.72 billion, compared with $3.69 billion for the same period last year. Comparable store sales were flat, compared with a prior year increase of 10 percent.

“We delivered solid second quarter margin gains and double-digit earnings growth before expenses related to our debt repurchase, despite summer clearance against weaker traffic trends driving disappointing results in June and July,” said Gap Inc. President and CEO Paul Pressler. “Our priorities remain focused on driving growth within each brand, actively exploring new growth opportunities, reducing our debt and returning to investment grade standing.”

Store Sales Results By Division

The company’s second quarter comparable store sales by division were as follows:

•	Gap U.S.: positive 2 percent versus positive 9 percent last year

•	Gap International: negative 10 percent versus positive 13 percent last year

•	Banana Republic: positive 4 percent versus positive 5 percent last year

•	Old Navy: flat versus positive 11 percent last year

Net sales for the second quarter in each division were as follows:

•	Gap U.S.: $1.2 billion versus $1.2 billion last year

•	Gap International: $445 million versus $468 million last year

•	Banana Republic: $528 million versus $497 million last year

•	Old Navy: $1.6 billion versus $1.5 billion last year

Year-to-Date Results

Year-to-date sales of $7.4 billion for the 26 weeks ended July 31, 2004, represent an increase of 5 percent over sales of $7.0 billion for the same period last year. The company’s year-to-date comparable store sales increased 3 percent compared with an increase of 11 percent in the prior year. Net earnings before loss on early retirement of debt for the first half of 2004 were $564 million, a 37 percent increase over prior year. Reported net earnings for the first half of 2004, reflecting expenses related to early retirement of debt, were $506 million, compared with $412 million for the same period last year.

Additional Results and 2004 Outlook

Cash and Debt

The company announced that it ended the quarter with $2.0 billion more in cash and short-term investments than debt. Consistent with its goal to strengthen its balance sheet, the company continues to execute on opportunities to pay down debt. During the second quarter, the company retired $303 million, reducing funded debt to $2.3 billion. Early in the quarter, Moody’s upgraded the company’s credit rating, and Standard and Poor’s recently raised its outlook on the company’s credit rating from stable to positive. Year to date the company has repurchased $473 million in debt through early retirement.

Margins

Disciplined inventory management supported year-over-year merchandise margin improvement of 2 percentage points in the second quarter, and helped drive a three-point improvement in gross margin over prior year. Operating margins for the full year 2004, excluding charges related to early retirement of debt, are still expected to reach the low-end of the mid-teens range, which the company defines as 13.5 to 16.4 percent.

Inventory

The company reported that inventory per square foot decreased 7 percent year-over-year at the end of the second quarter. The company will continue its focus on inventory productivity, and now expects inventory per square foot at the end of the third quarter to be flat on a percentage basis, compared with a 7 percent decrease in the prior year. Inventory per square foot at the end of the fourth quarter is expected to be up in the low-single digits, compared with a 16 percent decline in the prior year.

Operating Expenses

The company now expects operating expenses for 2004, including loss on early retirement of debt in the first half, to increase by about 11 percent over 2003, with operating expenses up about 11 percent in the third quarter and up about 3 percent in the fourth quarter. The company’s prior guidance of an expected 9 to 10 percent increase in total year operating expense dollars did not contemplate early debt retirement in the second quarter. Marketing expenses are still expected to be about $560 million for the full year 2004.

Interest Expense

The company now expects full year 2004 gross interest expense to be about $180 million, below prior guidance of about $200 million due to reduced interest expense related to second quarter debt retirement. Gross interest expense is now expected to be about $43 million for the third quarter and about $41 million for the fourth quarter.

Capital Expenditures, Depreciation and Amortization, and Effective Tax Rate

The company reiterated its expectation for full-year 2004 capital spending of about $500 million, depreciation and amortization of $600 to $625 million and effective tax rate of 38.5 to 39.5 percent.

Real Estate

For the second quarter, net square footage declined by 2 percent from the same period in 2003, and the company ended the quarter with 2,999 store locations. New store openings for fiscal 2004 are still anticipated to be about 125 locations, weighted toward Old Navy, and closings are now expected to be about 150 store locations, weighted toward Gap U.S. Compared with previous guidance, this reflects 15 more store closings, all of which are in Gap U.S. A summary of 2004 store opening and closure guidance by division is posted on the company’s Web site at www.gapinc.com. The company reiterated its expectation that net square footage would remain flat for the full year 2004. The following table represents store location openings and closings, and square footage by brand.

	July 31, 2004
	Beginning Q2 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q2	Sq. Ft. (millions)
Gap U.S.	1,376	2	(26)	1,352	12.5
Gap International	359	1	(13)	347	3.3
Banana Republic	438	11	(2)	447	3.8
Old Navy	843	13	(3)	853	16.8

Total	3,016	27	(44)	2,999	36.4

	August 2, 2003
	Beginning Q2 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q2	Sq. Ft. (millions)
Gap U.S.	1,446	5	(13)	1,438	13.0
Gap International	376	0	(1)	375	3.6
Banana Republic	441	1	(2)	440	3.7
Old Navy	842	4	(4)	842	16.8

Total	3,105	10	(20)	3,095	37.1

Webcast and Conference Call Information

Sabrina Simmons, Senior Vice President, Treasury and Investor Relations, will host a summary of Gap Inc.’s second quarter results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Ms. Simmons will be joined by Paul Pressler, Gap Inc. President and Chief Executive Officer, Byron Pollitt, Executive Vice President and Chief Financial Officer, and Marka Hansen, President of Banana Republic, to discuss details on the business.

To access the conference call, please dial (800) 374-0168 or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials & Media section of www.gapinc.com.

Forward-Looking Statements

The information made available on this press release, conference call and webcast contains certain forward-looking statements that reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on (800) GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Debbie Eliades
(415) 427-2161	(415) 427-4585

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	July 31, 2004	August 2, 2003
ASSETS

Current Assets
Cash and equivalents	$2,498	$1,803
Short-term investments	484	30
Restricted cash (a)	1,362	1,312

Cash and equivalents, short term investments and restricted cash	4,344	3,144
Merchandise inventory	2,087	2,274
Prepaid income taxes	146	—
Other current assets	321	315

Total Current Assets	6,898	5,733

Property and equipment, net	3,188	3,510
Other assets	269	428

Total Assets	$10,355	$9,671

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Current maturities of long-term debt	272	—
Accounts payable	1,240	1,174
Accrued expenses and other current liabilities	824	823
Income taxes payable	31	77

Total Current Liabilities	2,367	2,074

Long-Term Liabilities
Long-term debt	635	1,529
Senior convertible notes	1,380	1,380
Lease incentives and other liabilities	613	582

Total Long-Term Liabilities	2,628	3,490

Shareholders’ Equity	5,360	4,107

Total Liabilities and Shareholders’ Equity	$10,355	$9,671

(a)	Represents cash that has been restricted to back our letter of credit agreements and certain other obligations.

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
(in millions except share, per share and location amounts)	July 31, 2004	% to Sales	August 2, 2003	% to Sales	July 31, 2004	% to Sales	August 2, 2003	% to Sales
Net sales	3,721	100.0%	3,685	100.0%	7,388	100.0%	7,038	100.0%

Costs and expenses
Cost of goods sold and occupancy expenses	2,290	61.5	2,360	64.0	4,379	59.3	4,435	63.0
Operating expenses, excluding loss on early retirement of debt	1,016	27.3	930	25.2	2,014	27.3	1,819	25.8
Loss on early retirement of debt	65	1.7	—	—	95	1.3	—	—
Interest expense	43	1.2	62	1.7	96	1.3	128	1.8
Interest income	(12)	(0.3)	(9)	(0.3)	(25)	(0.3)	(19)	(0.3)

Earnings before income taxes	319	8.6	343	9.3	829	11.2	675	9.6
Income taxes	124	3.3	134	3.6	323	4.4	263	3.7

Net earnings	194	5.2	209	5.7	506	6.8	412	5.9

Weighted-average number of shares - basic	901,982,212		891,701,717		900,031,893		890,257,859
Weighted-average number of shares - diluted	1,002,743,050		987,514,041		999,678,960		983,614,652

Earnings per share - basic	$0.22		$0.23		$0.56		$0.46
Earnings per share - diluted	0.21		0.22		0.53		0.44

Number of store locations open at end of period					2,999		3,095

Total square footage at end of period					36.4		37.1

Gap Inc.

UNAUDITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)	Twenty-Six Weeks Ended July 31, 2004	Twenty-Six Weeks Ended August 2, 2003
Cash Flows from Operating Activities:
Net earnings	$506	$412
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation, expense amortization and amortization of lease incentives	302	344
Loss on disposal and other non-cash items affecting net earnings	10	13
Tax benefit from exercise of stock options and vesting of restricted stock	18	11
Deferred income taxes	(14)	(29)
Changes in operating assets and liabilities:
Merchandise inventory	(387)	(219)
Other assets	(17)	(40)
Accounts payable	57	14
Accrued expenses and other liabilities	(27)	(47)
Income taxes payable	(271)	(116)
Lease incentives and other liabilities	78	3

Net cash provided by operating activities	255	346

Cash Flows from Investing Activities:
Purchase of property and equipment	(156)	(110)
Proceeds from sale of property & equipment	—	1
Purchase of short term investments	(736)	(50)
Maturities and sales of short term investments	1,324	333
Net increase in other assets	(9)	3

Net cash provided by investing activities	423	177

Cash Flows from Financing Activities:
Payments of long-term debt	(473)	(500)
Restricted cash (a)	(10)	(1,263)
Issuance of common stock	93	54
Cash dividends paid	(40)	(40)

Net cash used for financing activities	(430)	(1,749)

Effect of exchange rate fluctuations on cash	(11)	2

Net increase (decrease) in cash and equivalents	237	(1,224)
Cash and equivalents at beginning of year	2,261	3,027

Cash and equivalents at end of period	$2,498	$1,803

(a)	Represents cash that has been restricted to back our letter of credit agreements and certain other obligations.

Gap Inc.

SEC REGULATION G

RECONCILIATION OF CASH FLOWS BEFORE FINANCING AND SHORT-TERM INVESTING ACTIVITIES TO GAAP FINANCIAL MEASURES

(In millions)	Twenty-Six Weeks Ended July 31, 2004
Net cash provided by operating activities	$255
Net cash provided by investing activities	423
Net cash used for financing activities	(430)
Effect of exchange rate fluctuations on cash	(11)

Net increase in cash and equivalents	237
Less: Net cash used for financing activities	430
Less: Purchase of short-term investments	736
Less: Maturities and sales of short-term investments	(1,324)

Cash flows before financing and short-term investing activities (a)	$79

(In millions)	Twenty-Six Weeks Ended August 2, 2003
Net cash provided by operating activities	$346
Net cash provided by investing activities	177
Net cash used for financing activities	(1,749)
Effect of exchange rate fluctuations on cash	2

Net decrease in cash and equivalents	(1,224)
Less: Net cash used for financing activities	1,749
Less: Purchase of short-term investments	50
Less: Maturities of short-term investments	(333)

Cash flows before financing and short-term investing activities (a)	$242

Certain amounts from prior period have been reclassified to conform to the current period presentation. These reclassifications had no effect on cash flow before financing and short-term investing activities as previously reported.

(a)	Cash flows before financing and short-term investing activities is a non-GAAP measure. We believe cash flows before financing and short-term investing activities is an important metric, as it represents a measure of cash flow available to debtholders and shareholders. We use this metric internally, as we believe our sustained ability to grow this measure is an important driver of value creation.

Gap Inc.

SEC REGULATION G

RECONCILIATION OF NET EARNINGS BEFORE LOSS ON EARLY RETIREMENT OF DEBT AND NET EARNINGS PER SHARE BEFORE LOSS ON EARLY RETIREMENT OF DEBT TO GAAP FINANCIAL MEASURES

(in millions except share, per share amounts)	Thirteen Weeks Ended July 31, 2004	Twenty-Six Weeks Ended July 31, 2004
Net sales	$3,721	$7,388

Costs and expenses
Cost of goods sold and occupancy expenses	2,290	4,379
Operating expenses, excluding loss on early retirement of debt	1,016	2,014
Interest expense	43	96
Interest income	(12)	(25)

Net earnings before income taxes and loss on early retirement of debt	384	924
Income taxes	150	360

Net earnings before loss on early retirement of debt (a)	$234	$564

Weighted-average number of shares - basic	901,982,212	900,031,893
Weighted-average number of shares - diluted	1,002,743,050	999,678,960

Net earnings per share - diluted as reported under GAAP	$0.21	$0.53
Add: Loss on early retirement of debt	0.04	0.06
Net earnings per share before loss on early retirement of debt - diluted (a)	$0.25	$0.59

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:
Net earnings as reported under GAAP	$194	$506
Add: Loss on early retirement of debt	65	95
Less: Income tax effect of reconciling item	(25)	(37)

Net earnings before loss on early retirement of debt (a)	$234	$564

(a)	Net earnings before loss on early retirement of debt and net earnings per share before early retirement of debt are non-GAAP measures. We believe these non-GAAP measures are useful to our investors and management to understand our earnings performance excluding charges related to early retirement of debt.